BALL CORPORATION SUPPLEMENTAL
                           EXECUTIVE RETIREMENT PLAN
                   ---------------------------------------


                                   Article I.

        Section 1.01. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

        Section 1.02. "Committee" shall mean the Human Resources Committee of the Board of Directors of the Company.

        Section 1.03.   "Effective Date" shall mean May 1, 1994.

        Section 1.04. "Participant" shall mean an eligible Salaried Employee who is an Active Member of the Pension Plan on or after the Effective Date and who qualifies to participate in this Plan as provided in Article II.

        Section 1.05. "Pension Plan" shall mean the Ball Corporation Pension Plan for Salaried Employees or the Ball Corporation Pension Plan As It Applies to Certain Salaried Employees of Ball Aerospace Systems Division.

        Section 1.06. "Plan" shall mean the Ball Corporation Supplemental Executive Retirement Plan, as from time to time amended or restated, which shall be a nonqualified plan maintained primarily for the purpose of providing supplemental retirement benefits for a select group of highly compensated Salaried Employees.

        Section 1.07. "Split Dollar Plan" shall mean the Ball Corporation Split Dollar Life Insurance Plan.

        Section 1.08. The following terms shall have the same meanings as they have under the Pension Plan: "Accrued Pension," "Active Member," "Actuary," "Benefit Service," "Company," "Employee," "Final Average Monthly Salary," "Member," "Normal Pension Benefit," "Normal Retirement Date," "Participating Company," "Projected Benefit Service," "Salaried Employee," and "Vesting Service." "Compensation" and "Salary" shall have the same meanings as they have under the Pension Plan, except that these definitions shall also include amounts in excess of the limitations imposed by Section 401(a)(17) of the Code on employee compensation which can be taken into account in determining pension benefits under the Pension Plan.


                                   Article II

                                 Participation

        Section 2.01. Eligibility. The Committee may, at any time and from time to time on or after the Effective Date, designate management or highly compensated Salaried Employees who are Active Members of the Pension Plan to be eligible to become Participants under this Plan. The Committee shall so notify each Salaried Employee so designated, and the Salaried Employee shall thereupon become a Participant and shall remain a Participant in the Plan until the earlier of (a) the date that all benefit obligations under this Plan with respect to such Participant have been paid, or (b) the date as of which the Plan is terminated or the Employee's rights to any benefits under the Plan are forfeited as provided in Section 5.01.


                                  Article III

                                    Benefits

        Section 3.01.   Amount of Benefit.

        (a) The monthly benefit under this Plan payable as a Normal Pension Benefit to a Participant who retires on or after his Normal Retirement Date shall be equal to the difference between (1) and (2) where ___

              (1) is the amount of the normal retirement pension which would be payable to the Participant under Section 5.1 of the Pension Plan if Section 5.4 of the Pension Plan (which incorporates the Code Section 415 limitations) were inapplicable and if the Participant's Compensation and Salary under the Pension Plan were not subject to the limitations imposed by Code
                   Section 401(a)(17); and

              (2) is the amount of the normal retirement pension which is payable to the Participant under Section 5.1 of the Pension Plan.

        (b) The Committee may, at its discretion, increase the amount under the provisions of subparagraph (a)(1) with respect to a Participant by crediting him with additional deemed Benefit Service and/or deemed Salary for a specified period between the date of his retirement and the date his benefit commences under this Plan. The Committee shall notify any Participant whose benefit is so increased.

        (c) Notwithstanding the foregoing provisions of this Section, if a Participant also participates in the Split Dollar Plan, no benefits shall be payable under this Plan beginning thirty (30) days following the event described in Section 7.04a of the Split Dollar Plan.

        Section 3.02. Actuarial Adjustments. If a Participant's pension payments commence under the Pension Plan at a time other than his Normal Retirement Date or in a form of payment other than a Normal Pension Benefit, the amount of the benefit payable under this Plan shall be the amount specified in Section 3.01 of this Plan, adjusted using the same factors and assumptions (except as otherwise provided in Section 3.03) used to calculate the pension payable to the Participant under the Pension Plan.

        Section 3.03. Form of Payment. The benefit payable under this Plan shall be paid in the same form as the pension payable to the Participant under the Pension Plan. However, the Committee may, in its sole discretion, direct the payment of such benefit due a Participant, spouse or beneficiary under this Plan in the form of an actuarial equivalent lump sum. The payment of the lump sum shall be in full discharge of the Company's or Participating Company's obligations under this Plan to the Participant, spouse or beneficiary. For purposes of this Section, "actuarial equivalent" means a benefit of equivalent value, calculated by the Actuary on the basis of the mortality table used under the Pension Plan and an interest rate equal to the rate on five (5)-year U.S. Treasury Notes as determined by the Federal Reserve Board and published in the Wall Street Journal on December 31st (or the last day of the calendar year said newspaper is published) immediately prior to the date of the calculation.

        Section 3.04. Commencement Date. The benefit payable under this Plan shall commence on or about the same date that the Participant's pension payments commence under the Pension Plan.

        Section 3.05.   Death Benefit.

        (a) If a Participant also participates in the Split Dollar Plan, no death benefit shall be paid with respect to such Participant under this Plan.

        (b) If a Participant does not participate in the Split Dollar Plan, a death benefit shall be paid to a surviving spouse or other designated beneficiary of the Participant only if a death benefit is payable to such spouse or beneficiary under the terms of the Pension Plan. Such death benefit, if any, shall be calculated using the same factors and assumptions used to calculate the applicable death benefit under the Pension Plan and shall be paid in the same form as such death benefit (unless otherwise provided in Section 3.03 of this Plan), except that the amount of the death benefit shall be calculated with respect to the amount of the benefit the Participant accrues under this Plan.



                                   Article IV

                           Administration of the Plan

        Section 4.01. Administrator. The Plan shall be administered by the Committee, which shall have sole authority to construe and interpret the Plan and issue such regulations as it deems appropriate. The Committee shall have the duty and responsibility of deciding questions of eligibility, determining the amount, manner and time of payment of any benefits hereunder, and distributing the benefits to Participants, spouses and/or beneficiaries; provided, however, the Committee may appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal and actuarial counsel. The Committee's interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned. If a Participant desires a review of any benefit determination made by the Committee, he shall follow the claims review procedure described in
Section 9.4 of the Pension Plan (except that such appeal shall be to the Committee responsible for administering this Plan rather than the Pension Plan).

        Section 4.02. Amendment and Termination. The Company may amend or terminate the Plan at any time, and a Participating Company may terminate its participation; provided, however, that (subject to the provisions of Section 5.01) no such amendment or termination shall operate retroactively so as to reduce the accrued benefit to which a Participant, surviving spouse or beneficiary may be entitled under Article III as in effect prior to the date of such amendment or termination, unless such reduction is attributable to an increase in the level of pension benefits permitted by law to be paid to the Participant, spouse or beneficiary from the Pension Plan. For purposes of this Section, a Participant's "accrued benefit" is the amount payable as of his Normal Retirement Date equal to his benefit determined in accordance with
Section 3.01, based on his Final Average Monthly Salary and Benefit Service as of the date the computation is made.

        Section 4.03. Payments. The Company or Participating Company will pay all benefits to which its Salaried Employees are entitled under this Plan, and all costs, charges and expenses relating thereto. The Company or Participating Company shall not be required to reserve, or otherwise set aside, funds for the payment of their obligations hereunder. To the extent the Participant or any other person acquires a right to receive benefits under this Plan, such right (and his claim against the Company's or Participating Company's assets) shall be no greater than the right or claim of any unsecured general creditor of the Company or Participating Company.



                                   Article V

                                 Miscellaneous

        Section 5.01. Forfeiture Provisions. All of a Participant's rights to any benefits under this Plan shall be forfeited if any of the following events occur:

         (a) the Participant ceases to be an Active Member of the Pension Plan before completing at least 5 years of Vesting Service or is, for any other reason, not entitled to a pension benefit under the Pension Plan;

         (b) the Participant dies before his pension payments commence under the Pension Plan (unless a death benefit is payable in accordance with Section 3.05 of this Plan); or

         (c) the Company or Participating Company terminates the Participant's employment for any act of misfeasance or nonfeasance in the performance of his duties.

        Section 5.02. Non-assignability of Benefits. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

        Section 5.03. Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company or Participating Company and any Participant, or as a right of any Participant to be continued in employment with the Company or Participating Company, or as a limitation on the right of the Company or Participating Company to discharge any of its Employees, with or without cause.

        Section 5.04. Facility of Payment. Whenever, in the Committee's opinion, a person entitled to receive any payment or benefit under this Plan is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may determine that benefit payments shall either (a) be made directly to such person, (b) be made directly to a person who has assumed the care of such person to be used for the support, maintenance or education of such person or otherwise for the benefit of such person, or (c) be made to the duly appointed guardian or other representative, if any, of such person. The Committee and the Company or Participating Company shall not be required to see to the application by any third party of any payments made pursuant to this Section.

        Section 5.05. Gender and Number. Whenever appropriate, the masculine gender may be read as the feminine gender or as the neuter gender, and a singular number may be read as the plural and a plural number as the singular.

        Section 5.06. Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and, to the extent not pre-empted by such laws, by the laws of the State of Indiana.

        Executed pursuant to authorization of the Company's Board of Directors this 15th day of August, 1994.


                                     BALL CORPORATION

                                     By:

                                     Title:


Attest: